Exhibit 15

PricewaterhouseCoopers

ABN 52 780 433 757

Darling Park Tower 2

201 Sussex Street

GPO BOX 2650

SYDNEY  NSW  1171

DX 77 Sydney

Australia

www.pwc.com/au

Telephone +61 2 8266 0000

Facsimile +61 2 8266 9999

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-10546) of Westpac Banking Corporation of our report dated 1 November 2007 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F for the year ended 30 September, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

1 November, 2007

Liability limited by a scheme approved under Professional Standards Legislation